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                                                                    EXHIBIT 99.1


CONTACTS:  Kris M. Maly or                             Kevin McGrath
           Becky Anderson                              Cameron Associates
           Investor Relations Department               Phone: (212) 245-4577
           Aastrom Biosciences, Inc.
           Phone: (734) 930-5777

  AASTROM BIOSCIENCES ANNOUNCES $9.1 MILLION PRIVATE PLACEMENT OF COMMON STOCK

ANN ARBOR, MICHIGAN, APRIL 5, 2004 -- Aastrom Biosciences, Inc. (NasdaqSC: ASTM) announced today that it has placed 8 million shares of common stock with institutional investors at approximately $1.14 per share, for an aggregate purchase price of approximately $9.1 million in a registered direct offering. As part of this transaction, the Company will also issue warrants, to the purchasers, exercisable for five years to purchase up to 2.4 million shares of common stock at a price of $1.42. The Company may require the exercise of the warrants under certain circumstances prior to their expiration date. If exercised, the warrants could generate up to an additional $3.4 million in proceeds to Aastrom. Jesup & Lamont Securities Corp. served as placement agent for the transaction.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. A prospectus and prospectus supplement relating to this transaction may be obtained directly from the Company or from the U.S. Securities and Exchange Commission website at www.sec.gov.

This press release does not constitute and offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT AASTROM BIOSCIENCES, INC.

Aastrom Biosciences, Inc. (NasdaqSC: ASTM) is a late-stage development company focused on human cell-based therapies. The AastromReplicell(TM) System - a patented, integrated system of instrumentation and single-use consumable kits for the production of patient-specific cells - is the Company's core technology for its Prescription Cell Products (PCP) business and its Cell Production Products (CPP) business. The principal focus of the PCP business is the repair or regeneration of tissue intended for large markets such as bone grafting and vascular systems. Aastrom is currently engaged in clinical trials of its bone grafting product both in the U.S. and Europe. The CPP business markets the AastromReplicell(TM) System to researchers and companies for their production of cells for clinical trials. These two businesses are intended to enable Aastrom to generate multiple paths to revenue. The initial commercial phase of the CPP business for dendritic cell production products is underway in Europe and the United States. For more information, visit Aastrom's website at www.aastrom.com.

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